 Exhibit 23.2

FORREST A. GARB & ASSOCIATES, INC.

INTERNATIONAL PETROLEUM CONSULTANTS
5310 HARVEST HILL ROAD, SUITE 275
DALLAS, TEXAS 75230 - 5805
(972) 788-1110  Telefax 991-3160
E-Mail:   forgarb@forgarb.com

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

We hereby consent to the use of the name Forrest A. Garb & Associates, Inc. and to the inclusion of our report April 1, 2011, which appears in the annual report on Form 10-K of Lucas Energy, Inc. for the year ended March 31, 2011.

We also consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-164099 and 333-173825) and Form S-8 (Nos. 333-166257) of Lucas Energy, Inc. of our audit report dated June 13, 2011, appearing in this Lucas Energy, Inc. Annual Report on Form 10-K.

William D. Harris III, CEO
Forrest A. Garb & Associates, Inc.
Texas Registered Engineering Firm F-629
Dallas, Texas
June 28, 2011